Exhibit 99.1

FOR IMMEDIATE RELEASE

Rand Capital Declares Special Dividend of $1.62 Per Share

Rand plans to elect to be treated as a “Regulated Investment Company” (RIC)

BUFFALO, NY, March 3, 2020 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or “Rand Capital” or the “Company”), a business development company, today announced that its Board of Directors has declared a special dividend of $23.7 million, or approximately $1.62 per share, in connection with its plans to elect to become a regulated investment company (“RIC”) for U.S. federal tax purposes beginning with tax year 2020. The special dividend will be paid in a combination of cash and shares of the Company’s common stock to shareholders of record at the close of business on April 2, 2020 (the “Record Date”). The Company expects to complete the distribution of the special dividend on or about May 11, 2020 (the “Distribution Date”).

Allen F. (“Pete”) Grum, President and Chief Executive Officer of Rand Capital, commented, “The special dividend marks another major step in our transformation. Electing RIC status is a critical element of our change and is the reason for this large dividend to our shareholders. The Rand Board of Directors, executive officers of Rand and East Asset Management, our largest shareholder, have all expressed their intent to elect to receive the dividend in the form of Rand common stock, evidencing our confidence in Rand’s future. In addition, soon after the special dividend, we expect to announce our plans regarding the reverse stock split that shareholders previously approved at our annual meeting in December 2019. We believe effecting a reverse split following the distribution is beneficial to all shareholders, as the expected increase in trading price from the action should make our shares more attractive to a wider array of investors.”

The total amount of cash to be distributed to all shareholders will be limited to 20% of the total dividend to be paid, excluding any cash paid for fractional shares. The remaining 80% of the dividend will be paid in shares of Rand’s common stock. The exact distribution of cash and stock to any given shareholder will be dependent upon his/her election as well as elections of other shareholders, subject to the pro-rata limitation.

The amount, details and U.S. federal tax consequences of the special dividend will be described in the election form and accompanying materials that will be mailed to shareholders in connection with the special dividend promptly following the Record Date. Election forms must be returned on or before 5:00 p.m. Eastern Time on April 24, 2020 (the “Election Deadline”) to be effective. Shareholders who do not return a timely and properly completed election form before the Election Deadline will be deemed to have made an election to receive the special dividend as determined by the pro rata calculations based on other shareholders’ elections and the limitation of 20% cash.

Shareholders who hold their shares through a bank, broker or nominee, or in “street name” will not receive an election form directly from Rand and should receive information regarding the election process from their bank, broker or nominee. Street name holders should contact their bank, broker or nominee for additional information.

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Rand Capital Declares Special Dividend of $1.62 per Share

March 3, 2020

The total number of shares of common stock to be distributed to shareholders receiving all or a portion of the special dividend in shares of Rand’s common stock on the Distribution Date will be determined based upon the volume-weighted average price of the common stock during the three consecutive trading days immediately following the Election Deadline.

Rand expects that the entire special dividend will be taxable as qualified dividends to its shareholders, whether paid in common stock, cash or a combination of cash and common stock.

The special dividend represents the Company’s accumulated earnings and profits since its inception through the end of 2019 and is necessary in order for the Company to elect to be treated as a regulated investment company for U.S. federal tax purposes. To maintain its RIC status, the Company will be required to distribute at least 90% of its annual investment company taxable income to its shareholders. The Board of Directors of Rand plans to fulfill this requirement by adopting a regular dividend policy that consists of a regular quarterly cash dividend to shareholders.

ABOUT RAND CAPITAL

Rand Capital (Nasdaq: RAND) is an externally-managed Business Development Company (BDC) with a wholly-owned subsidiary licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately-held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand invests in early to later stage businesses that have sustainable, differentiated and market-proven products, revenue of more than $2 million and a path to free cash flow or up to $5 million in EBITDA. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management LLC. Additional information can be found at the Company’s website where it regularly posts information: https://www.randcapital.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) the risk that Rand Capital may be unable to fulfill the conditions required in order to elect to be treated as a RIC for U.S. federal tax purposes or, once the election has been made, to maintain its status as a RIC for U.S. federal tax purposes; (2) the risk that Rand Capital is unable to declare and pay future quarterly cash dividends to shareholders; (3) the risk that Rand Capital does not complete the reverse stock split or that, if completed, it does not make Rand’s common stock more attractive to investors; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions; and (6) other risk factors as detailed from time to time in Rand Capital’s reports filed with the Securities and Exchange Commission (“SEC”), including Rand Capital’s annual report on Form 10-K for the year ended December 31, 2018, later filed quarterly reports on Form 10-Q, the definitive proxy statement and other documents filed with the SEC. Consequently, such forward-looking statements should be regarded as Rand Capital’s current plans, estimates and beliefs. Except as required by applicable law, Rand Capital assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Company:	Investors:
Allen F. (“Pete”) Grum	Deborah K. Pawlowski / Karen L. Howard
President and CEO	Kei Advisors LLC
Phone: 716.853.0802	Phone: 716.843.3908 / 716.843.3942
Email: pgrum@randcapital.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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